IRREVOCABLE PROXY

In accordance with the binding Letter of Intent signed and effective on March 8, 2017, and the Share Purchase Agreement subsequently executed and delivered thereunder, also effective March 8, 2017, by and between Sky Island, Inc., a California corporation (“Sky Island”), and Vincent Mehdizadeh, an individual (“Mehdizadeh”); and Jaime Ortega, an individual (“Ortega”) (collectively the “Agreement”), the-undersigned agrees as follows:

1. Grant of Irrevocable Proxy.

(a) The undersigned stockholder, Ortega (tire “Stockholder”) with respect to all of the shares (the “Shares”) of common stock, par value $0.000001 per share owned by the Stockholder in Pineapple Express, Inc., a Wyoming Corporation, (the “Company”), except as provided herein, hereby grants to Eric Kennedy, Esq., (the “Holder” [“Holder” includes any successor as provided herein”]) an irrevocable proxy pursuant to Section 17-16-722(d) of the Wyoming Business Corporation Act to vote the Shares in any manner that the Holder may determine in his sole and absolute, discretion to be in the Company’s best interest, all of the Shares with respect to Which the Stockholder owns at the date hereof (30,790,000 Shares) at any meeting of stockholders of the Company or action by written consent with respect to any matter or the transactions contemplated thereby. It is expressly understood and agreed that the foregoing irrevocable proxy is hereby granted to the Holder by the Stockholder pursuant to the Agreement and is coupled with an interest In the event the Holder declines to as an “irrevocable proxy Holder” for the shares or resigns as such, then Matthew Feinstein shall be designated the successor Holder, effective immediately on the occurrence of any such event. If the successor Holder declines to act as “irrevocable proxy Holder” for the Shares or resigns as such, then the Shares shall be voted in the sole discretion of the majority vote of the Board of Directors of the Company with all of the rights of a Holder of successor Holder of this Irrevocable Proxy,

(b) Because of this interest in the Shares, the Holder (and any subsequent Holder) shall have no duty, liability and obligation whatsoever to the Stockholder arising out of the exercise by the Holder of the foregoing irrevocable proxy. The Stockholder expressly acknowledges and agrees that (i) the Stockholder will not impede the exercise of the Holder’s rights under the irrevocable proxy; and (ii) the Stockholder waives and relinquishes, any claim, right or action the Stockholder might have, as a stockholder of the Company or otherwise, against the Holder or any of his affiliates in connection with any exercise of the irrevocable proxy granted hereunder.

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(c) The Stockholder has the right to notice of or to any and all special and general meetings of stockholders during the term of this. Irrevocable Proxy and further severally agrees that if any notice is given by the Company to the Stockholder, such notice will be deemed to have been validly given to the Stockholder for all purposes.

(d) This irrevocable proxy shall not expire so long as the Shares are owned or while the Shares shall exceed. 9.9% of the outstanding Shares of the Company owned by the undersigned.

2. Legend. The. Stockholder agrees to permit an appropriate legend on certificates evidencing the Shares reflecting the grant of the irrevocable proxy contained in the foregoing Section 1.

3. Representations and Warranties. The Stockholder represents and warrants to the Holder (and any successor Holder) as follows:

(a) The Stockholder has the all necessary rights, power and authority to execute, deliver and perform his obligations under this Irrevocable Proxy. This Irrevocable Proxy has been duly executed and delivered by the Stockholder and constitutes his legal and valid obligation enforceable against the Stockholder in accordance with its terms.

(b) The Stockholder is the record owner (will be on transfer of the Shares under the Agreement) of the Shares listed under his name on Appendix A and the Stockholder will have had plenary voting and dispositive power with respect to such Shares; the Stockholder owns 1,000,000 other shares of the capital stock of the Company, which are excluded from this Irrevocable. Proxy; there are no proxies, voting trusts or other agreements or understandings to which such Stockholder is a party or bound by and which expressly require that any of the Shares be voted in any specific manner other than this Irrevocable Proxy; and such Stockholder has not entered into any agreement or arrangement inconsistent with this Irrevocable Proxy.

4. Equitable Remedies. The Stockholder acknowledges that irreparable damage would result if this Irrevocable Proxy is not specifically enforced and that, therefore, the rights and obligations of the Holder may be enforced by a decree of specific performance issued by a court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, not be exclusive and shall be in addition to any other remedies which the Holder may otherwise have available.

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Stockholder

Jaime Oretga

Effective Date: March 8, 2017

APPENDIX A

Certificate Number	Number of Shares
30,790,000

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